                            KOPPERS INDUSTRIES, INC.
                       STOCK REDEMPTION AND PURCHASE PLAN



                                December 17, 1997




  This document constitutes part of a prospectus covering securities that have been registered  under the Securities Act of 1933.


  Theses securities will be offered and sold only in jurisdiction in which a registration statement is in effect or in which the offering is exempt from registration.

                            KOPPERS INDUSTRIES, INC.
                       STOCK REDEMPTION AND PURCHASE PLAN


                                  ARTICLE ONE
                                    Purpose

     The Koppers Industries, Inc. Stock Redemption and Purchase Plan (the "Plan") is designed to enable eligible Management Investors to redeem shares of voting common stock ("Common Stock"), and to encourage and assist all Eligible Employees, where permitted by applicable law, to acquire an equity interest in the Company through the purchase of shares of Common Stock.

                                  ARTICLE TWO
                                  Definitions

     The capitalized terms used herein shall have the meaning prescribed to them in this Article Two:

     "Board" shall mean the Board of Directors of the Company.

     "Committee" shall mean the Company's Stock Redemption and Purchase Plan Committee, which shall be appointed by the Company's Chief Executive Officer and which shall be subject to the direction of the Chief Executive Officer and the Board.

     "Common Stock" shall have the meaning set forth in Article One.

     "Company" shall mean Koppers Industries, Inc.

     "Effective Date" shall mean the day on which the Company complies with all applicable securities laws regarding the redemption or sale of Common Stock pursuant to the Plan and provides Eligible Employees with Participation Forms.

     "Eligible Employees" shall mean Management Investors, certain salaried employees of the Company and certain employees of Koppers Australia Pty. Limited and its affiliates.

     "Fair Value" means the value as determined by the Board pursuant to the Stockholders' Agreement.

     "Management Investor" has the meaning set forth in the Stockholders' Agreement.

     "Management Representative" shall mean Clayton A. Sweeney.

     "Participant" shall mean an Eligible Employee who has elected to participate in the Plan in accordance with its terms.

     "Plan" shall have the meaning set forth in Article One.

     "Plan Period" shall mean the sixty-day period commencing on the Effective Date.

     "Stockholders' Agreement" shall have the meaning set forth in Section 6.2.

"Subscription Form" shall mean the form which an Eligible Employee completes and delivers to the Committee to commence participation in the Plan.

                                 ARTICLE THREE
                                 Administration

          3.1  Authority of the Committee.  The Plan shall be administered by
               --------------------------
the Committee. The Committee shall supervise the administration and enforcement of the Plan and, subject to the provisions of the Plan, shall have all powers necessary to discharge its duties hereunder, including, but not limited to, the power to (i) employ and compensate agents of the Committee for the purposes of administering the Plan, (ii) construe, interpret and enforce the provisions of the Plan, (iii) determine all questions of eligibility under the Plan, and (iv) establish, amend or waive rules and regulations for the administration of the Plan. All of the determinations by the Committee under the Plan shall be in its sole discretion and shall be binding upon all Eligible Employees (including Participants) and any person claiming by, under or through such Eligible Employees.

          3.2  Committee Governance.  The Board may from time to time increase
               --------------------
the number of members of the Committee, remove and appoint members of the Committee, and fill vacancies in the Committee however caused.

                                  ARTICLE FOUR
                           Redemption of Common Stock

          4.1  Election to Redeem.  During the Plan Period, each Management
               ------------------
Investor who is not an elected officer or a Management Representative of the Company may elect to sell to the Company up to 100% of the Common Stock owned by such Management Investor at a price of $17.00 per share. During the Plan Period, each Management Investor who is an elected officer of the Company or a Management Representative may elect to sell to the Company up to 25% of the Common Stock owned by such Management Investor or Management Representative at a price of $17.00 per share. Any Management Investor may elect to redeem as a Participant under the Plan by executing and delivering to the Committee a Subscription Form indicating that the Management Investor desires to redeem shares. Management Investors who purchase Common Stock pursuant to Article Five
hereof may not redeem shares pursuant to this Article Four.   An election to
redeem will not preclude the exercise of any applicable stock options. However, option shares obtained through the exercise of stock options on or after November 13, 1997, may not be redeemed pursuant to this Article Four.

          4.2  Payment for Redeemed Stock.  Payment by the Company shall be made
               --------------------------
within thirty (30) days of the close of the Plan Period or such earlier date as determined by the Company.

          4.3  Excess Redemptions.  To the extent that total redemptions exceed
               ------------------
$15 million, $15 million of redemptions shall be made on a pro-rata basis during the Plan Period, and all remaining redemptions may be made at the option of the Board and subject to compliance with all financial covenants of the Company, on a pro-rata basis in two equal annual installments on the first and second anniversary dates of the Effective Date.

                                  ARTICLE FIVE
                            Purchase of Common Stock

          5.1.  Election to Purchase.  During the Plan Period, any Eligible
                --------------------
Employee may elect to purchase a minimum of $1,000 of Common Stock at a price of $14.00 per share; provided that such purchase is allowable under applicable law and the Company's various agreements, and further provided that such Eligible Employee did not elect to redeem Common Stock under Article Four. Any Eligible Employee may elect to purchase Common Stock under the Plan by executing and delivering to the Committee a Subscription Form indicating that the Eligible Employee desires to purchase Common Stock.

          5.2.  Payment for Purchased Stock.  Eligible Employees shall pay for
                ---------------------------
the Common Stock purchased under Section 5.1 by delivering a check payable to Koppers Industries, Inc. within the Plan Period.

                                  ARTICLE SIX
                          Restrictions and Conditions

          6.1  Restrictions on Transfer.  No rights to redeem or purchase Common
               ------------------------
Stock under the Plan may be assigned, transferred, pledged, or otherwise alienated in any way.

          6.2  Stockholders' Agreement. As a condition to participation in the
               -----------------------
Plan, each Participant purchasing Common Stock under the Plan must agree to be bound by the terms of the Stockholders' Agreement by and among Koppers Industries, Inc., Saratoga Partners III, L.P., and the Management Investors dated as of December __, 1997, and to the appointment of Robert K. Wagner and Clayton A. Sweeney as the Participant's representatives under the Stockholders' Agreement. Pursuant to the terms of the Stockholders' Agreement, the Company is under no obligation to purchase the shares of any Participant for any reason, other than pursuant to Section 7 (Sales of Management Investors' Voting Shares on Termination of Employment) of the Stockholders' Agreement. PARTICIPANTS SHOULD BE AWARE THAT THERE IS NO PUBLIC MARKET FOR THE SHARES AVAILABLE UNDER THE PLAN. THERE CAN BE NO ASSURANCE THAT THE SHARES WILL EVER BECOME PUBLICLY TRADED AS A RESULT OF A PUBLIC OFFERING, OR THAT, IF A PUBLIC OFFERING IS CONSUMMATED, AN ACTIVE TRADING MARKET WILL DEVELOP OR WILL BE SUSTAINED THEREAFTER.

          6.3  Obligation to Sell Shares.  Upon a Participant ceasing to be an
               -------------------------
employee of the Company or any affiliates, the Participant or the Participant's estate shall be required to sell any Common Stock to the Company pursuant to Section 7 (Sales of Management Investors' Voting Shares on Termination of Employment) of the Stockholders' Agreement.

                                 ARTICLE SEVEN
                                 Miscellaneous

          7.1  Use of Funds.  All funds  received or held by the Company under
               ------------
this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such funds.

          7.2  Commencement Date.  The Plan shall commence on the Effective
               -----------------
Date.

          7.3  Amendment of Plan.  The Board shall have complete power and
               -----------------
authority to amend the Plan.

          7.4  No Employment Rights.  The Plan does not, directly or indirectly,
               --------------------
create any right for the benefit of any Eligible Employee or class of Eligible Employees to redeem or purchase any shares under the Plan, or create in any Eligible Employee or class of Eligible Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Eligible Employee's employment at any time.

          7.5  Effect of Plan.  The provisions of the Plan shall, in accordance
               --------------
with its terms, be binding upon, and inure to the benefit of, each Eligible Employee participating in the Plan and such Eligible Employee's estate, the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Eligible Employee.

          7.6  Governing Law.  The laws of the United States of America and the
               -------------
Commonwealth of Pennsylvania will govern all matters relating to this Plan.